Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 20, 2008, except for the Notes 1, 2, 3, 8, 11, 12, and 18, as to which the date is January 2, 2009, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc. included in this Amendment No. 6 to the Preliminary Proxy Statement on Schedule 14A of Advanced Micro Devices, Inc.

/s/    Ernst & Young LLP

San Jose, California

January 14, 2009